Amendment 2 to Share Purchase Agreement between United Communications Partners Inc. (formerly Bark Group, Inc.) (Purchaser) and Niclas Fröberg and Carl Johan Grandinson made April 9, 2010

The Parties to the above Share Purchase Agreement (“SPA”) hereby enter into this Amendment (“Amendment 2”) to the SPA, which has been amended under a separate Amendment Agreement dated August 2010 (“Amendment 1”).

Capitalised terms used herein shall have the same meaning as set forth in the SPA unless the context would indicate otherwise.

Save for the provisions herein, the provisions in the SPA and the Amendment 1 shall remain in force.

Regardless of the provisions below, the Principal Shareholders (NF and CJG) have the right to cancel this Amendment 2 in full. Such cancellation right automatically expires October 28, 2011 at 12.00 noon CET. In case of cancellation, the Principal Shareholders shall send a notice thereof by e-mail or fax to the chairman of the Purchaser and the Principal Shareholders shall in such case retain all rights under the SPA as if this Amendment 2 had not been delivered.

Subject to the above, the Parties have agreed as follows;

1) The Parties agree to annul section 3.8 through 3.13 in the SPA under which the Principal Shareholders are entitled to receive a leaver compensation. The Principal Shareholders shall instead be compensated by way of receiving newly issued shares in the Purchaser (free and clear of any encumbrances) in the amount equal to USD 1.200.000. The price per share shall be $0.001284 being the average of closing prices 20 days prior to October 11, 2011 less a discount to market of 20%, as reflected in exhibit A to this Amendment 2. The Purchaser warrants that as of the date hereof, 515,076,491 shares (exhibit B) in the Purchaser are issued and outstanding and no rights are granted to third parties to subscribe for additional shares (whether through warrants or other convertible instruments), except from shares issued in conjunction with convertible notes issued to Asher Enterprises and Siboni Capital as reflected in exhibit C to this Amendment 2. Further, the Principal Shareholders acknowledge that the Purchaser has agreed to issue shares on a warrant basis to Lars Bönnelycke and Johan Rikner (Exhibit B). From the date hereof and until closing, the Purchaser covenants and agrees not to issue (or grant the right to subscribe for or convert into new shares) new shares other than contemplated by this Amendment 2.

It is a condition for the Principal Shareholders' obligation to consummate the transactions contemplated by this Amendment 2 that following the delivery of shares to the Principal Shareholders contemplated by this Section 1, on the closing date the Principal Shareholders shall own not less than 69% (sixty nine percent) of the share capital of the Purchaser (on a fully diluted basis)as reflected in exhibit B to this Amendment 2

2) By co-signing this Amendment 2 the Company (TKM) and the Principal Shareholders accept and acknowledge to hold harmless and indemnify the present board of directors and other members of management including (Lars Thomassen, Bent Helvang and Ulrik Gerdes) of the Purchaser from any claims, arising from this Amendment 2 and from any issues related to the SPA, from the Purchaser, the other Sellers or any third party in respect of their service as directors or management as of the signing of the purchaser from the date of this agreement, provided, however, that (a) the collective obligations of the Principal Shareholders under this Clause 2 shall not exceed USD 1.200.000 and (b) the obligation to indemnify shall not apply to grossly negligent or fraudulent acts on the part of any indemnified party. On the date of closing, the Principal Shareholders shall deliver releases from the Principal Shareholders and the other Sellers even if they are not party to this Amendment 2 and the delivery of such releases is condition to Purchaser's obligation to close and issue the shares contemplated by Section 1. Such releases should cover any and all claims, damages, liabilities and losses of any other nature arising in connection with the Agreement, the completion of the transactions thereunder and the issue to the Principal Shareholders or the Seller of shares of UCP and the subsequent ownership of such shares.

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3) The present board of directors Lars Thomassen and Bent Helvang shall be replaced by representatives of the Principal Shareholders subsequent to closing of this amendment. Lars Thomassen will resign effective October 29, 2011.

4) The Principal Shareholders shall cause the Company to, from the Company's available funds and to the extent permissible under applicable law, settle all liabilities (creditors and loans) in the Purchaser (approximately USD 1,4 million including convertible notes, as per the date of signing this amendment). The Principal Shareholders shall not be personally liable for any payments contemplated by this Section 4.

5) Regardless of whether or not the Principal Shareholders decide to terminate this Amendment 2 - By co-signing this Amendment 2 the Principal Shareholders shall use their best efforts to cause the Company to accept and acknowledge that it shall settle all costs (legal, audit (Marcum), CFO & book keeping costs, etc.) associated with the due and punctual submission of mandatory reports, filings, etc. (regarding third quarter SEC report – due November 2011). It is therefore agreed that the Principal Shareholders shall cause the Company to advance the CFO a retainer for one months pay no later than October 14, 2011. The Principal Shareholders shall not be personally liable for any of the payments contemplated by this Section 5.

6) It is further agreed that the redemption agreement concerning Niclas Fröberg from August 2010 expiring end of 2011, filed in the 10 K 2010, under which Niclas Fröberg is obligated to replace part of his Bark Consideration Shares against a cash payment from the Purchaser in the amount of SEK 3,000,000 can be settled either by Niclas Fröberg returning shares in Purchaser to the Company at a fair value of 3 M SEK before December 31, 2011 or by repaying 3 M SEK in cash to Trekronor on behalf of UCP before December 31, 2011.

7) The Parties shall in common make public an agreed press statement in respect of the transactions to be consummated under this Amendment 2 once it is fully executed. Each party to this Amendment acknowledges and agrees that such party shall make any and all filings with the SEC as required under U.S. securities laws.

8) The Principal Shareholders acknowledge and agree that the shares of the Purchaser to be issued to them will be "restricted securities" under the United States Securities Act of 1933, as amended and accordingly will be subject to restrictions on resale and the certificates representing the shares will be endorsed with legends confirming these restrictions on resale

The transactions between the Purchaser and the Principal Shareholders as well as the Company are considered fully executed by the signature of the Purchaser, on this Amendment 2 and by the Principal Shareholders October 28, 2011 if not revoked before.

Signed October 13, 2011

For the Purchaser UCP inc.	For the Principal Shareholders and Tre Kronor Media og Reklam AB:

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(signed) Lars Thomassen	(signed) Niclas Fröberg	(signed) Carl Johan Grandison

(signed) Bent Helvang

(signed) Ulrik Gerdes

For Trekronor Media & Reklam AB accepting and acknowledging the provisions above and also accepting the provisions regarding governing as and arbitration set forth in the SPA: